Sub-Item 77I (1). Terms of New or Amended Securities

Terms of New or Amended Securities

DREYFUS RESEARCH GROWTH FUND, INC.

 (the “Fund”)

               At a meeting held on March 4-5, 2013, the Board of Directors of the Fund approved a proposal to modify the existing front-end sales load waivers applicable to Class A shares of the Fund. These changes, which became effective on April 1, 2013, were reflected in a 497(e) filing with the Securities and Exchange Commission (the “SEC”) on March 6, 2013 and subsequently in Post-Effective Amendment No. 70 to the Fund’s Registration Statement on Form N-1A, filed with the SEC on June 12, 2013.

Sub-Item 77I (2)

Dreyfus Research Growth Fund, Inc.

            At a meeting held on June 18, 2013, the Board of Directors of Dreyfus Research Growth Fund, Inc. (the "Registrant") approved the creation of an additional class of shares, Class Y shares, descriptions of which appear in the following documents:

  The sections of the Registrant's Prospectus under the headings "Fund Summary-Fees and Expenses" and "Shareholder Guide" and the Registrant's Statement of Additional Information, incorporated by reference to Post-Effective Amendment No. 70 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission (the "SEC") on June 12, 2013, effective as of July 1, 2013.

  The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 70 to the Registrant's Registration Statement on Form N-1A, filed with the SEC on June 12, 2013.